Exhibit 2.1

Plan of Complete Liquidation and Dissolution of

Sohu.com Inc.

This Plan of Complete Liquidation and Dissolution (this “Plan”) is intended to constitute a plan of liquidation and dissolution under Sections 275 and 281(b) of the General Corporation Law of the State of Delaware (the “DGCL”) and accomplish the complete liquidation and dissolution of Sohu.com Inc., a Delaware corporation (the “Company”), in accordance with the DGCL.

1.    Approval of Plan. The Board of Directors of the Company (the “Board”), acting by written consent in lieu of a meeting, has unanimously approved this Plan as being advisable to and in the best interests of the Company and its stockholders. The Board has directed that this Plan and the dissolution of the Company pursuant to this Plan be submitted to the stockholders of the Company for adoption and approval at a special meeting of the stockholders (the “Special Meeting”). If this Plan is adopted and the dissolution is approved at the Special Meeting by the affirmative vote of the holders of a majority of the outstanding shares of the common stock of the Company, this Plan will constitute the adopted Plan of Complete Liquidation and Dissolution of the Company effective upon completion and tallying of such vote.

2.    Certificate of Dissolution. Subject to Section 14 hereof, if the Company’s stockholders adopt this Plan and approve the dissolution of the Company by the requisite vote at the Special Meeting (“Stockholder Approval”), the Company will file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL at such time as the Board, in its sole discretion, deems appropriate (the time of such filing, or such later time as may be stated in the filed Certificate of Dissolution, the “Effective Time”).

3.    Cessation of Business Activities. On and after the Effective Time, the Company will not engage in any business activities except as necessary to settle and close its business, dispose of and convey its property, discharge its liabilities, and distribute any remaining assets to the Company’s stockholders as and to the extent contemplated by Section 278 of the DGCL.

4.    Continuing Employees and Consultants. For the purpose of effecting the dissolution and liquidation of the Company, the Company may hire or retain, at the sole discretion of the Board, such employees, consultants, and advisors as the Board deems necessary or desirable to supervise or facilitate the dissolution, liquidation, and winding up of the Company.

5.    Dissolution and Liquidation Process. From and after the Effective Time, the Company or a successor entity with the meaning set forth in Section 280(e) of the DGCL will:

(a)    pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional, and unmatured contractual claims known to the Company;

(b)    make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company that is the subject of a pending action, suit, or proceeding to which the Company is a party;

(c)    make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company or such successor entity within 10 years after the date of dissolution. Such claims shall be paid or provided for in full if there are sufficient assets. If there are insufficient assets, such claims and obligations will be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefor; and

(d)    distribute to the Company’s stockholders any remaining assets,.

6.    Liquidating Trust. If deemed necessary or desirable by the Board in its sole discretion, in furtherance of the liquidation of the Company the Company may transfer to one or more liquidating trustees (the “Trustees”) for the benefit of the stockholders, as a final liquidating distribution or from time to time, under a liquidating trust (the “Trust”) all or a portion, of the assets of the Company. If assets are transferred to the Trust, each stockholder will receive an interest (an “Interest”) in the Trust pro rata to its interest in the assets of the Company. All distributions from the Trust will be made pro rata in accordance with the Interests. The Interests will not be transferable except by operation of law or upon death of the recipient. The Board is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents, or representatives of the Company, to act as the initial Trustee or Trustees of the Trust and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence will succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, will assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees will be deemed to be a distribution of property and assets by the Company to the stockholders. The Company, as authorized by the Board, in its sole discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board, in its sole discretion, may deem necessary or desirable. Stockholder Approval will constitute approval of the stockholders of any such appointment and any such liquidating trust agreement as their act and as a part of this Plan as if herein written.

7.    Cancellation of Stock. At the Effective Time all of the outstanding shares of stock of the Company will cease to be outstanding and will be cancelled without further action by the Board or the Company. At the Effective Time each holder of shares of capital stock of the Company will cease to have any rights in respect thereof, except the right to receive distributions pursuant to and in accordance with Section 5 hereof and the DGCL. As a condition to receipt of any distribution by the Company’s stockholders, the Board may require, in its sole discretion, the Company’s stockholders whose shares are evidenced by stock certificates to (i) surrender their certificates evidencing their shares of stock to the Company, or (ii) furnish the Company with evidence satisfactory to the Board of the loss, theft, or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board. The Company will close its stock transfer books and discontinue recording transfers of shares of stock of the Company at the Effective Time, and thereafter certificates representing shares of stock of the Company will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

8.    Absence of Appraisal Rights. The Company’s stockholders are not entitled to appraisal rights for their shares of capital stock in connection with the transactions contemplated by this Plan.

9.    Abandoned Property. If any distribution contemplated by Section 5 cannot be made, then the distribution to which such person is entitled (unless transferred to a Trust established pursuant to Section 6 hereof) will be transferred, at such time as the final distribution under Section 5 is made by the Company, to the extent permitted by law, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution will thereafter be held solely for the benefit of and for ultimate distribution to such person and will be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event will the proceeds of any such distribution revert to or become the property of the Company.

10.    Stockholder Consent to Sale of Assets. Stockholder Approval of this Plan will also constitute approval by the stockholders of the sale, exchange, or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange, or other disposition occurs in one transaction or a series of transactions, and will constitute ratification of all contracts for sale, exchange, or other disposition that are conditioned on adoption of this Plan.

11.    Expenses of Dissolution. In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the sole discretion of the Board, pay any brokerage, agency, professional, and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange, or other disposition of the Company’s property and assets and the implementation of this Plan.

12.    Compensation. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the sole discretion of the Board, pay the Company’s officers, directors, employees, agents, and representatives, or any of them, compensation or additional compensation above their regular compensation, including pursuant to severance and retention agreements, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Stockholder Approval of this Plan by the stockholders will constitute approval by the Company’s stockholders of the payment of any such compensation.

13.    Indemnification and Advancement. The Company will continue to indemnify and advance expenses to its officers, directors, employees, agents, and trustee in accordance with its certificate of incorporation, bylaws, and contractual arrangements as therein or elsewhere provided, the Company’s existing directors’ and officers’ liability insurance policy and applicable law, and such indemnification and advancement of expenses will apply to acts or omissions of such persons in connection with the implementation of this Plan and the winding up of the affairs of the Company. The Board is authorized to obtain and maintain insurance as may be necessary to cover the Company’s indemnification obligations.

14.    Modification or Abandonment of Plan. To the extent permitted by the DGCL the Board may modify, amend, or abandon this Plan and the proposed dissolution of the Company at any time prior to the Effective Time without further action by the stockholders, whether or not this Plan and the dissolution have received Stockholder Approval.

15.    Authorization. The Board is hereby authorized, without further action by the stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates, and other documents of every kind that are deemed necessary, appropriate or desirable, in the sole discretion of the Board, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up the Company’s affairs.

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